Exhibit 3.1

GRAMERCY CAPITAL CORP.

ARTICLES SUPPLEMENTARY

8.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

(liquidation preference $25.00 per share)

Gramercy Capital Corp., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in the charter of the Company (the “Charter”), the Board of Directors of the Company and the Pricing Committee thereof, by resolutions duly adopted on April 10, 2007 and April 13, 2007, classified and designated 4,600,000 shares (the “Shares”) of the Company’s Preferred Stock, $.001 par value per share (as defined in the Charter), as shares of 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (“Series A Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

8.125% Series A Cumulative Redeemable Preferred Stock

Section 1.               Number of Shares and Designation.  This series of Preferred Stock shall be designated as 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series A Preferred Stock”), and 4,600,000 shall be the number of shares of Preferred Stock constituting such series.

Section 2.               Definitions.  For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

“Annual Dividend Rate” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Board of Directors” shall mean the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Charter” shall mean the charter of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and in effect from time to time, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” shall mean the common stock of the Company, par value $.001 per share.

“Dividend Payment Date” shall mean April 15, July 15, October 15 and January 15, of each year, commencing on or about July 15, 2007; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on, and including, April 15, July 15, October 15 and January 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period with respect to each share of Series A Preferred Stock, which, (i) for Series A Preferred Stock issued prior to July 15, 2007, shall commence on, but exclude, the date of original issue by the Company of any Series A Preferred Stock and end on and include the day preceding the first day of the next succeeding Dividend Period; and (ii) for Series A Preferred Stock issued on or after July 15, 2007, shall commence on the Dividend Payment Date with respect to which dividends were actually paid on Series A Preferred Stock that were outstanding immediately preceding the issuance of such Series A Preferred Stock and end on and include the day preceding the first day of the next succeeding Dividend Period).

“Junior Shares” shall mean the Common Stock and any other class or series of capital stock of the Company constituting junior shares of stock within the meaning set forth in paragraph (c) of Section 9 hereof.

“Liquidation Preference” shall have the meaning set forth in paragraph (a) of Section 4 hereof.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 9 hereof.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Redemption Date” shall have the meaning set forth in paragraph (c) of Section 5 hereof.

“Redemption Price” shall have the meaning set forth in paragraph (c) of Section 5 hereof.

“REIT” shall mean real estate investment trust under Section 856 of the Code.

“Securities Act” shall have the meaning set forth in Section 11 hereof.

“Securities Exchange Act” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 9 hereof.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of stock of the Company.

“Transfer Agent” means The Bank of New York, New York, New York, or such other agent or agents of the Company as may be designated by the Board of Directors or its designee as the transfer agent for the Series A Preferred Stock.

“Voting Preferred Shares” shall have the meaning set forth in Section 10 hereof.

“Voting Stock” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

Section 3.               Dividends.  (a)      Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to the payment of dividends, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company out of assets legally available for that purpose, dividends payable in cash at the rate per annum of $2.03125 per share of Series A Preferred Stock (the “Annual Dividend Rate”) (equivalent to a rate of 8.125% of the Liquidation Preference per annum).  Such dividends with respect to each share of Series A Preferred Stock issued prior to July 15, 2007 shall be cumulative from, and including, the date of original issue by the Company of any share of Series A Preferred Stock and with respect to each share of Series A Preferred Stock issued on or after July 15, 2007 shall be cumulative from the Dividend Payment Date with respect to which dividends were actually paid on shares of Series A Preferred Stock that were outstanding immediately preceding the issuance of such shares of Series A Preferred Stock, whether or not in any Dividend Period or Periods there shall be assets of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Directors and declared by the Company, in arrears on Dividend Payment Dates, commencing with respect to each share of Series A Preferred Stock on the first Dividend Payment Date following issuance of such shares of Series A Preferred Stock.  Dividends are cumulative from the most recent Dividend Payment Date to which dividends have been paid, whether or not in any Dividend Period or Periods there shall be assets legally available therefor.  Each such dividend shall be payable in arrears to the holders of record of the Series A Preferred Stock, as they appear on the share records of the Company at the close of business on such record dates, not more than 30 days preceding the applicable Dividend Payment Date (the “Dividend Payment Record Date”), as shall be fixed by the Board of Directors.  Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.  If following a Change of Control, the Series A Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, the Annual Dividend Rate will be increased to $2.28125 per share of Series A Preferred Stock (equivalent to a rate of 9.125% of the Liquidation Preference per annum) and the holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company out of assets legally available for that purpose, dividends payable in cash cumulative from, but excluding, the first date on which both the Change of Control has occurred and the Series A Preferred Stock is not so listed or quoted at the increased Annual Dividend Rate for as long as the Series A Preferred Stock is not so listed or quoted.

(b)   The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the Annual Dividend Rate by four.  The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.  Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(c)   So long as any shares of Series A Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares or Junior Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all past Dividend Periods.  When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Shares.

(d)   So long as any shares of Series A Preferred Stock are outstanding and except in certain circumstances relating to the maintenance of the Company’s ability to qualify as a REIT, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or as permitted under Article VII of the Charter), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case the full cumulative dividends on all outstanding Series A Preferred Stock and any other Parity Shares of the Company shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Shares.

Section 4.               Liquidation Preference.  (a)  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series A Preferred Stock shall be entitled to receive, out of the Company’s assets legally available for distribution to stockholders, Twenty-Five Dollars ($25.00) per share of the Series A Preferred Stock (the “Liquidation Preference”) plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder; but such holders of Series A Preferred Stock shall not be entitled to any further payment.  If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends (whether or not earned or declared) and the liquidation preference and all accrued and unpaid dividends with respect to any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory share exchange by the Company and (iii) a sale or transfer of all or substantially all of the Company’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b)   Subject to the rights of the holders of shares of any series or class or classes of shares of stock ranking on a parity with or prior to the Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

Section 5.               Redemption at the Option of the Company.  (a)  If at any time following a Change of Control, the Series A Preferred Stock is not listed on the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, the Company will have the option to redeem the

Series A Preferred Stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series A Preferred Stock is not so listed or quoted, for cash at $25.00 per share plus accrued and unpaid dividends (whether or not declared), to the redemption date.  A “Change of Control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of the Company; (ii) the date the Company sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Company with another entity where the Company’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.  “Voting Stock” shall mean stock of any class or kind having the power to vote generally in the election of directors.  Any redemption pursuant to this Section 5(a) shall follow generally the procedures set forth in the second paragraph of Section 5(c).

(b)   Except as otherwise permitted by the Charter and paragraph (a) above, the Series A Preferred Stock shall not be redeemable by the Company prior to April 18, 2012.  On and after April 18, 2012, the Company, at its option, may redeem the shares of Series A Preferred Stock, in whole or in part, as set forth herein, subject to the provisions described below.

(c)   On and after April 18, 2012, the Series A Preferred Stock shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends (whether or not earned or declared) to the date fixed for redemption, without interest (the “Redemption Price”).  Each date on which Series A Preferred Stock are to be redeemed (a “Redemption Date”) (which may not be before April 18, 2012) shall be selected by the Company, shall be specified in the notice of redemption and shall not be less than 30 days or more than 60 days after the date on which the Company gives, or causes to be given, notice of redemption by mail pursuant to the next paragraph.

A notice of redemption (which may be contingent on the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock at their respective addresses as they appear on the Company’s share transfer records.  A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state:  (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (iv) the place or places where the certificates evidencing the shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on such Redemption Date except as otherwise provided herein.

(d)   Upon any redemption of Series A Preferred Stock, the Company shall pay any accrued and unpaid dividends, in arrears (whether or not earned or declared), for any Dividend Period ending on or prior and up to the Redemption Date.  If the Redemption Date falls after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Stock at the close of business on such Dividend Payment Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Dividend Payment Date.  Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock called for redemption.

(e)   If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Shares of the Company have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Series A Preferred Stock may not be redeemed in part and the Company may not purchase, redeem or otherwise acquire Series A Preferred Stock or any Parity Shares other than in exchange for Junior Shares, provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Stock pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Series A Preferred Stock, provided, further, that the foregoing shall not prevent the purchase by the Company of shares held in excess of the limits in the Charter in order to ensure that we continue to meet the requirements for qualification as a REIT.

(f)    Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Company shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Stock of the Company shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).  The Company’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has an office in the Borough of Manhattan, City of New York, or in Baltimore, Maryland, and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, the cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Stock so called for redemption.  No interest shall accrue for the benefit of the holder of Series A Preferred Stock to be redeemed on any cash so set aside by the Company.  Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares of Series A Preferred Stock shall be exchanged for the cash (without interest thereon) for which such shares of Series A Preferred Stock have been redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected by the Company from the outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (with adjustments to avoid redemption of fractional shares) or by any other method determined by the Board of Directors in its sole discretion to be equitable.  If fewer than all the shares of Series A Preferred Stock evidenced by any certificate are redeemed, then new certificates evidencing the unredeemed shares of Series A Preferred Stock shall be issued without cost to the holder thereof.

(g)   At the Company’s election, on or prior to a Redemption Date, the Company may irrevocably deposit the Redemption Price (including accumulated and unpaid distributions) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series A Preferred Stock to be deemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such Redemption Date) against payment of the Redemption Price (including all accumulated and unpaid distributions).  Interest on all amounts deposited with a bank or trust company will be paid to the Company.  Any monies so deposited which remain unclaimed by the holders of the shares of Series A Preferred Stock at the end of two years after the Redemption Date will be returned to the Company by such bank or trust company.

(h)   Subject to applicable law and the limitation on purchase when dividends on the Series A Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase Series A Preferred Stock in the open market, by tender or by private agreement, out of the Company’s assets legally available for distribution to stockholders, before any distribution of assets is made to holders of Junior Shares.

Section 6.               Reacquired Shares to Be Retired.  All shares of Series A Preferred Stock which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

Section 7.               No Right of Conversion.  The Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company.

Section 8.               Permissible Distributions.  In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Company’s total liabilities.

Section 9.               Ranking.  Any class or series of stock of the Company shall be deemed to rank:

(a)   prior to the Series A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock (“Senior Shares”);

(b)   on a parity with the Series A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of such class or series and the Series A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c)   junior to the Series A Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of stock shall be

Common Stock or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series, and such class or series shall not in either case rank prior to the Series A Preferred Stock (“Junior Shares”).

As of the date hereof, there are no Senior Shares or Parity Shares issued and outstanding.  The Series A Preferred Stock shall rank junior to any Senior Shares and to the Company’s indebtedness or indebtedness of the Company’s subsidiaries.

Section 10.             Voting.  Except as otherwise set forth herein, the Series A Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

If and whenever six or more quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by one and the holders of Series A Preferred Stock, together with the holders of shares of every other series or class of Parity Shares having like voting rights (shares of any such other series, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect one additional director to serve on the Board of Directors at any annual meeting of stockholders or properly called special meeting held in place thereof, or at a special meeting of the holders of Series A Preferred Stock and the Voting Preferred Shares called as hereinafter provided.  Whenever all arrears in dividends on the Series A Preferred Stock and the Voting Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Shares to elect such additional director shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six or more quarterly dividends), and the terms of office of the person elected as director by the holders of the Series A Preferred Stock and the Voting Preferred Shares shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

At any time after such voting power shall have been so vested in the holders of shares of Series A Preferred Stock and the Voting Preferred Shares, the Secretary of the Company may, and upon the written request of the holders of record of not less than 20% of the total number of Series A Preferred Stock and any Parity Shares of preferred shares (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series A Preferred Stock and of the Voting Preferred Shares for the election of the director to be elected by them as herein provided. Such special meeting shall be held, in case of such a written request, within 90 days after the delivery of such request and, in either case, at the place and upon the notice similar to that provided in the Bylaws of the Company for a special meeting of the stockholders or as required by law, provided, that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the Company’s next annual meeting of stockholders and the holders of all classes of outstanding preferred stock are offered the opportunity to elect such director (or fill any vacancy) at such annual meeting of stockholders.  The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided.  If, prior to the end of the term of the director so elected, a vacancy in the office of such director shall occur, during the continuance of a default in dividends on our Series A Preferred Stock or Parity Stock, by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.  In no event shall the holders of Series A Preferred Stock be entitled pursuant to this Section 10 to elect a director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Company’s stock is listed.

So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock and the Voting Preferred Shares, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(a)   Any amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary, whether by merger, consolidation or otherwise, that materially and adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock or the Voting Preferred Shares; provided, however, that (i) the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Junior Shares or any shares of any class or series ranking on a parity with the Series A Preferred Stock or the Voting Preferred Shares (including any amendment to increase the amount of authorized shares of Series A Preferred Stock) shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Stock and (ii) any filing with the State Department of Assessments and Taxation of Maryland by the Company including in connection with a merger, consolidation or otherwise, shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock, provided that: (1) the Company is the surviving entity and the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series A Preferred Stock for other preferred stock or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of Series A Preferred Stock); and provided further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series A Preferred Stock or one or more but not all series of Voting Preferred Shares at the time outstanding, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(b)   The authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series A Preferred Stock in the distribution on any liquidation, dissolution or winding up of the Company or in the payment of dividends;

provided, however, that, in the case of each of subparagraphs (a) and (b), no such vote of the holders of Series A Preferred Stock or Voting Preferred Shares, as the case may be, shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Stock or Voting Preferred Shares, as the case may be, at the time outstanding in accordance with Section 5 hereof or, in the case of a merger, consolidation or otherwise, regardless of the date of the transaction, the holders of the Series A Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.

No consent of any holder of Series A Preferred Stock shall be required to create additional classes of Parity Shares and Junior Shares, amend the Charter to increase the authorized number of shares of Parity Shares (including the Series A Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares.

Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to any increase in total number of authorized shares of the Company’s Common Stock or Preferred Stock, any increase in the amount of the authorized Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of Series A Preferred Stock or any other class or series of Junior Shares or Parity Shares.

The foregoing voting provisions under this Section 10 will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

In any matter in which the Series A Preferred Stock may vote (as expressly provided in these Articles Supplementary or as may be required by law), each share of the Series A Preferred Stock shall be entitled to one vote, except that when any Voting Preferred Shares shall have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and such other class or series shall have with respect to such matters one vote per share each $25.00 of stated liquidation preference.

Section 11.             Information Rights.  During any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act and any shares of Series A Preferred Stock are outstanding, the Company will (i) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Company’s record books and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock.  The Company will mail the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Company were subject to Section 13 or 15(d) of the Securities Exchange Act.

Section 12.             Record Holders.  The Company and the Transfer Agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13.             Restrictions on Ownership and Transfer.  The Series A Preferred Stock constitute Preferred Stock, and Preferred Stock constitutes capital stock of the Company.  Therefore, the Series A Preferred Stock, being capital stock, is governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to capital stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to capital stock.  The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.

SECOND:  The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

THIRD:  Each of the undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 18 day of April, 2007.

GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
	Name:	Marc Holliday
	Title:	Chief Executive Officer and
President

[Seal]

ATTEST:

/s/ Andrew Levine
Name:	Andrew Levine
Title:	Secretary